Exhibit 99.1

AD.VENTURE PARTNERS ANNOUNCES STOCKHOLDER APPROVAL OF ARRANGEMENT WITH 180 CONNECT

New York, New York— August 24, 2007 - Ad.Venture Partners, Inc. (“AVP”) (OTCBB: AVPA.OB, AVPAW.OB, AVPAU.OB) announced today that its stockholders had approved the arrangement with 180 Connect Inc. (“180 Connect”). The transaction is expected to close later today following approval by the Court of Queen’s Bench of Alberta and completion of filings with Industry Canada.

Upon closing of the arrangement, 180 Connect will become an indirect, wholly-owned subsidiary of AVP, and delist its common shares from the Toronto Stock Exchange. AVP will change its name to 180 Connect Inc. and will list its common stock, warrants and units of common stock/warrants on the Nasdaq Global Market following closing of the transaction.

 About Ad.Venture Partners, Inc.

Ad.Venture Partners, Inc. is a special purpose acquisition company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses in the technology, media or telecommunications industries. In its initial public offering in August of 2005, AVP raised gross proceeds of $54 million and placed $50.4 in a trust account. AVP’s management team has a combined 30 years of experience starting, financing, growing, operating and selling both private and public companies in the technology, media and telecommunications industries.

About 180 Connect Inc.

180 Connect Inc. is one of North America’s largest providers of installation, integration and fulfillment services to the home entertainment, communications and home integration service industries. With more than 4,000 skilled technicians and 750 support personnel based in over 85 operating locations, 180 Connect is well positioned as the only pure play national residential service provider in the market. 180 Connect Inc. shares are traded under the name of 180 Connect Inc. on the TSX under the symbol NCT.U.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties (including statements related to the proposed arrangement of AVP and 180 Connect and the combined companies’ future growth, financial performance, industry trends, growth expectations and service offerings). These statements reflect management's current beliefs and are based on information currently available to management. Forward looking statements involve significant risk, uncertainties and assumptions. Many factors could cause actual results, performance or achievements to differ materially from the results discussed or implied in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks relating to the consummation of the contemplated arrangement, including the risk that required regulatory clearances or stockholder approvals might not be obtained in a timely manner or at all. Specifically, AVP is required by the terms of its charter to liquidate if it does not consummate a business combination by August 31, 2007, irrespective of the status of such approvals or review. In addition, statements in this press release relating to the operational and financial characteristics of 180 Connect Inc. are subject to risks relating to the unpredictability of future revenues and expenses and potential fluctuations in revenues and operating results, the reliance on key customers, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners and other factors which AVP describes in the registration statements and proxy statements filed by AVP with the Securities and Exchange Commission.

Contact:

Ilan Slasky
Ad.Venture Partners
212.682.5357

Devlin Lander
Integrated Corporate Relations
415.292.6855